Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

VIKASA SPAC Series I Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Class of Security Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	23,000,000 units	$10.00	$230,000,000.00	$21,321.00
Class A ordinary shares included as part of the Units(3)	23,000,000 shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	11,500,000 warrants	—	—	—	(4)
Class A ordinary shares underlying redeemable warrants(3)	11,500,000 shares	$11.50	$132,250,000	$12,259.58
Total			$362,250,000	$33,580.58

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,000,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share capitalizations, or similar transactions.

(4) No fee pursuant to Rule 457(g).